Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2020 RESULTS

Third Quarter Results

•	Total revenues of $16.3 million, a 73% year-over-year decrease and an 87% increase from the second quarter of 2020
•	Net loss of $(5.9) million and loss per diluted share of $(0.12)
•	Adjusted EBITDA of $(2.1) million, an increase of $5.8 million from the second quarter of 2020
•	$8.6 million in cash on hand and $6.0 million of total debt as of September 30, 2020
•	Net cash provided by operating activities and free cash flow of $14.5 million and $13.3 million, respectively, for the nine months ended September 30, 2020

HOUSTON, November 4, 2020 – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter  ended September 30, 2020.

Financial Review

Total revenues were $16.3 million for the quarter ended September 30, 2020, which was a decrease of 73% compared to the third quarter of 2019. This decrease reflected reductions in product sales and services volumes in North America as well as lower pricing for certain products and services, including composite plugs and tracer diagnostics and lower product sales in international markets. The decrease in both activity and pricing resulting from the decline in market conditions, primarily related to the Coronavirus disease 2019 (“COVID-19”) pandemic, had a negative impact on our revenues during the three months ended September 30, 2020 as drilling rig and completion activity in the U.S. declined sequentially throughout 2020 before stabilizing at low levels at the end of the third quarter and did not experience a material seasonal increase in Canada in the third quarter of 2020. Total revenues increased by 87% as compared to the second quarter of 2020 with increases of 103% in the United States, 146% in Canada and 25% outside of North America.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $6.1 million, or 37% of total revenues, in the third quarter of 2020, compared to $28.6 million, or 47% of total revenues, in the third quarter of 2019. Cost of sales as a percentage of total revenues increased due to the significant reduction in revenue, leading to under-utilization of manufacturing capacity and field service personnel, as well as a reduction in pricing for certain products and services.

Selling, general and administrative (“SG&A”) expenses totaled $12.5 million in the third quarter of 2020, a decrease of $8.0 million as compared to the third quarter of the prior year.  This overall decrease in expense reflects declines in compensation and benefits, share-based compensation, travel and entertainment, professional fees and research and development expenses.

Net loss was $(5.9) million, or $(0.12) per diluted share, for the quarter ended September 30, 2020,  which included a net impact of $0.8 million (after tax effect of $1.2 million, or $0.02 per diluted share) related to realized and unrealized foreign currency losses and the write-off of deferred loan costs as well as a benefit related to a reduction in foreign tax expense. As with the first and second quarters of 2020, income tax was impacted by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and income tax valuation allowances recorded to reduce the carrying value of deferred tax assets. Adjusted net loss, which excludes these items, was $(4.6) million, or $(0.10) per diluted share, for the quarter ended September 30, 2020. This compares to a net income of $3.6 million, or $0.08 per diluted share, in the third quarter of 2019, which included a net impact of $0.1 million (after tax effect of $(6.8) million, or $(0.15) per diluted share) related to realized and unrealized foreign currency gains and losses as well as the tax impact of the income tax valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset and the tax effect of a non-deductible goodwill impairment recorded in the second quarter of 2019. Adjusted net loss, which excludes these items, was $(3.2) million, or $(0.07) per diluted share, for the quarter ended September 30, 2019.

Adjusted EBITDA was $(2.1) million for the quarter ended September 30, 2020,  a decrease of $(15.7) million as compared to the third quarter of 2019 and an increase of $5.8 million as compared to the second quarter of 2020.

Capital Expenditures and Liquidity

The Company incurred capital expenditures of $1.2 million, net, for the nine months ended September 30, 2020 and $4.4 million, net, for the nine months ended September 30, 2019.

As of September 30, 2020, the Company had $8.6 million in cash and $6.0 million in total debt, with our senior secured credit facility remaining undrawn.  The borrowing base under the senior secured credit facility as of September 30, 2020 was $4.2 million. The Company’s net working capital, which we define as our current assets, excluding cash and cash equivalents, minus our current liabilities, excluding current maturities of long-term debt, was $53.0 million at September 30, 2020.

Settlement Agreement

In October 2020, Repeat Precision, LLC (“Repeat Precision”) entered into a settlement with Diamondback Industries, Inc (“Diamondback”) and Derrek Drury (“Drury”), which will be effectuated through a Chapter 11 plan of reorganization that was filed by Diamondback and is currently set for confirmation on November 12, 2020. The agreement terminates if the bankruptcy court does not approve the plan by December 31, 2020. In connection with Repeat Precision releasing Diamondback and Drury from the monetary damages in the judgment awarded in the litigation between the parties and certain other claims, Repeat Precision expects to receive: (i) an upfront cash payment of approximately $15.5 million, (ii) the transfer of U.S. Patent No. 9,810,035 from Diamondback to Repeat Precision, (iii) payments for future sales of a  certain setting tool sold by Diamondback or its successor as restitution, until $5 million has been paid in total, and (iv) a note from Drury payable in two years in the principal amount of up to $5 million secured by certain properties and other collateral. Repeat Precision and another claimant in the Diamondback bankruptcy have also agreed to provide mutual releases of all claims in exchange for consideration to be received by Repeat Precision, which is also conditioned on the effectiveness of the Chapter 11 plan. There are no assurances that the terms of any settlement will become effective, including uncertainty as to whether a Chapter 11 plan will be approved by the bankruptcy court, or that the Company will receive any portion of the settlement consideration.

Potential Reverse Stock Split and Authorized Share Reduction

On October 27, 2020, funds affiliated with Advent International Corporation, who beneficially hold 29,568,536 shares of the Company’s common stock as of such date, or approximately 62.6% of its shares of common stock, had executed and delivered to the Board of Directors a written consent approving a proposal to effect a reverse stock split of the Company’s issued and outstanding common stock, with a ratio of 1-for-20 (the “reverse stock split”) and to reduce the number of authorized shares of common stock by the same ratio as the reverse stock split. On October 27, 2020, the Company’s Board of Directors approved the above reverse stock split and authorized share reduction. The effective date for the reverse stock split is anticipated to be on or about December 1, 2020. The Company expects its common stock to begin trading on the NASDAQ Global Select Market on a split-adjusted basis when the market opens on December 1, 2020. The Company’s Board of Directors reserves its right to elect not to proceed and abandon the reverse stock split if it determines, in its sole discretion, that this reverse stock split is no longer in the best interests of the Company’s stockholders.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper commented, “NCS’s performance in the third quarter demonstrated the resilience of our team, the strength of our business model and technology and the effectiveness of the cost reduction and liquidity enhancement measures we have implemented over the last several months.

We had sequential revenue growth in each of the U.S., Canada and International markets. Our sequential revenue growth of over 100% in the U.S. reflected a significant increase in activity at both Repeat Precision and Tracer Diagnostics, our most completions-oriented product lines. Revenue in Canada increased by 146% sequentially, primarily driven by a seasonal rebound in activity, though the increase from trough activity levels occurred later than in typical years.

Our gross margin increased to 37% in the third quarter from 27% in the second quarter as we benefitted from better fixed cost absorption that resulted in an incremental margin of nearly 50%. This improvement was supported by actions we have taken to rationalize our field service footprint and to drive additional efficiencies in our supply chain.

The impact of our cost reduction initiatives was further demonstrated in the quarter as well. Our SG&A of $12.5 million was $3.0 million lower than the second quarter and $8.0 million lower than last year’s third quarter, a reduction of 39%. We remain on track to reduce our SG&A in 2020 by over $25 million as compared to 2019.

We have continued to be successful in controlling our capital expenditures. We currently expect our gross capital expenditures for the year to be between $2.0 and $2.5 million, but importantly, we’ve been able to offset much of the capital spending through vehicle sales, which have totaled $1.0 million thus far this year.

This has allowed us to maintain a strong balance sheet, with net cash of $2.6 million and an undrawn revolving credit facility at September 30, 2020. In addition, we had net working capital at the end of the third quarter of $53.0 million.

We have made significant investments in technology over the years and have a robust intellectual property portfolio. We are pleased that Repeat Precision has reached a settlement with Diamondback Industries and Derrek Drury, which we hope will bring closure to a matter that has consumed significant time and financial resources over the last two years. In addition, we have completed several patent license agreements related to our AirLock casing buoyancy technology, demonstrating the value of our proprietary technology and providing NCS with an additional revenue stream.

NCS is committed to a continued NASDAQ listing, and our Board has recently approved a reverse stock split which we believe will allow us to regain compliance with NASDAQ minimum bid requirements later this year.

As we look forward to the fourth quarter, we currently anticipate that in the U.S. we will continue to see modest improvements in the horizontal rig count through the fourth quarter and that the average level of completions activity in the fourth quarter will also increase modestly as compared to the third quarter, with normal holiday-related reductions in activity in December. In Canada, the land rig count is currently 85, a meaningful improvement over the average land rig count of 46 during the third quarter. We expect the average Canadian rig count to stay well above average third-quarter levels throughout the fourth quarter. We currently expect that international activity will fall slightly during the fourth quarter, with significant regional variations driven by market conditions and by COVID-19.

As always, I want to take this opportunity to express gratitude to the incredible people we have at NCS and at Repeat Precision. I truly appreciate the enormous effort that our people are putting in and the sacrifices that have been made by everyone at NCS to support the Company and each other through this challenging market environment.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its third quarter 2020 results on Thursday,  November 5, 2020 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 1837259. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, http://www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 1837259. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, Russia, the Middle East and the North Sea.  NCS’s common stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; the risks and uncertainties relating to public health crises, including the COVID-19 pandemic and its continuing impact on market conditions and our business, financial condition, results of operations, cash flows and stock price; the reduction in our senior secured credit facility borrowing base or our inability to comply with the covenants in our debt agreements depending on the duration of the decline in market conditions primarily related to the COVID-19 pandemic and our ability to negotiate with our lenders; risks and uncertainties relating to cost reduction efforts or savings we may realize from such cost reduction efforts; risks and uncertainties related to the potential delisting of our common stock from NASDAQ; loss of significant customers; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share;  competitive pressure resulting from a significant decline in industry activity; our inability to accurately predict customer demand,  which may result in us holding excess or obsolete inventory; impairment in the carrying value of long-lived assets and goodwill; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; currency exchange rate fluctuations; losses and liabilities from uninsured or underinsured business activities; the financial health of our customers including their ability to pay for products or services provided; our inability to obtain sufficient liquidity on reasonable terms, or at all; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations,  the CARES Act and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; our success in attracting and retaining qualified employees and key personnel; and our inability to satisfy technical requirements and other specifications under contracts and contract tenders and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues
Product sales	$11,660	$43,756	$55,948	$110,933
Services	4,652	17,017	23,646	42,458
Total revenues	16,312	60,773	79,594	153,391
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	7,874	23,796	35,191	57,032
Cost of services, exclusive of depreciation and amortization expense shown below	2,334	8,413	12,024	25,021
Total cost of sales, exclusive of depreciation and amortization expense shown below	10,208	32,209	47,215	82,053
Selling, general and administrative expenses	12,474	20,441	48,782	66,360
Depreciation	1,000	1,461	3,446	4,382
Amortization	103	1,153	1,340	3,451
Change in fair value of contingent consideration	—	—	—	37
Impairment	—	—	50,194	7,919
(Loss) income from operations	(7,473)	5,509	(71,383)	(10,811)
Other income (expense)
Interest expense, net	(876)	(424)	(1,622)	(1,497)
Other income, net	414	259	580	349
Foreign currency exchange loss, net	(260)	(131)	(467)	(678)
Total other expense	(722)	(296)	(1,509)	(1,826)
(Loss) income before income tax	(8,195)	5,213	(72,892)	(12,637)
Income tax (benefit) expense	(3,058)	(1,396)	(9,956)	10,200
Net (loss) income	(5,137)	6,609	(62,936)	(22,837)
Net income attributable to non-controlling interest	726	2,988	3,233	7,809
Net (loss) income attributable to NCS Multistage Holdings, Inc.	$(5,863)	$3,621	$(66,169)	$(30,646)
(Loss) earnings per common share
Basic (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(0.12)	$0.08	$(1.40)	$(0.66)
Diluted (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(0.12)	$0.08	$(1.40)	$(0.66)
Weighted average common shares outstanding
Basic	47,351	46,892	47,240	46,552
Diluted	47,351	46,921	47,240	46,552

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$8,635	$11,243
Accounts receivable—trade, net	14,130	41,960
Inventories, net	36,586	39,921
Prepaid expenses and other current assets	3,251	2,444
Other current receivables	10,425	5,028
Total current assets	73,027	100,596
Noncurrent assets
Property and equipment, net	24,511	32,974
Goodwill	15,222	15,222
Identifiable intangibles, net	2,689	45,248
Operating lease assets	5,634	5,071
Deposits and other assets	3,497	3,460
Deferred income taxes, net	65	6
Total noncurrent assets	51,618	101,981
Total assets	$124,645	$202,577
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$3,149	$8,549
Accrued expenses	3,594	3,451
Income taxes payable	365	1,883
Operating lease liabilities	1,918	2,052
Current maturities of long-term debt	1,446	1,481
Other current liabilities	2,349	2,364
Total current liabilities	12,821	19,780
Noncurrent liabilities
Long-term debt, less current maturities	4,537	11,436
Operating lease liabilities, long-term	4,364	3,487
Other long-term liabilities	1,965	1,373
Deferred income taxes, net	880	2,956
Total noncurrent liabilities	11,746	19,252
Total liabilities	24,567	39,032
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at
September 30, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value, 225,000,000 shares authorized, 47,439,214 shares issued and 47,197,895 shares outstanding at September 30, 2020 and 46,905,782 shares issued
and 46,813,117 shares outstanding at December 31, 2019	474	469
Additional paid-in capital	430,902	424,633
Accumulated other comprehensive loss	(83,659)	(80,811)
Retained deficit	(265,198)	(199,029)
Treasury stock, at cost; 241,319 shares at September 30, 2020 and 92,665 shares
at December 31, 2019	(809)	(652)
Total stockholders’ equity	81,710	144,610
Non-controlling interest	18,368	18,935
Total equity	100,078	163,545
Total liabilities and stockholders' equity	$124,645	$202,577

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(62,936)	$(22,837)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,786	7,833
Impairment	50,194	7,919
Amortization of deferred loan cost	226	236
Write-off of deferred loan costs	606	—
Share-based compensation	6,477	9,380
Provision for inventory obsolescence	1,198	417
Deferred income tax (benefit) expense	(2,069)	9,281
Gain on sale of property and equipment	(514)	(300)
Change in fair value of contingent consideration	—	37
Provision for doubtful accounts	895	1,715
Payment of contingent consideration	—	(3,042)
Proceeds from note receivable	300	—
Changes in operating assets and liabilities:
Accounts receivable—trade	25,814	(9,552)
Inventories, net	1,386	(8,218)
Prepaid expenses and other assets	(2,754)	723
Accounts payable—trade	(4,555)	12,272
Accrued expenses	131	(915)
Other liabilities	1,421	(805)
Income taxes receivable/payable	(6,098)	671
Net cash provided by operating activities	14,508	4,815
Cash flows from investing activities
Purchases of property and equipment	(1,882)	(4,990)
Purchase and development of software and technology	—	(251)
Proceeds from sales of property and equipment	704	816
Net cash used in investing activities	(1,178)	(4,425)
Cash flows from financing activities
Equipment note borrowings	—	835
Payments on equipment note and finance leases	(1,268)	(4,552)
Line of credit borrowings	5,000	—
Payments on revolver	(15,000)	(7,000)
Payment of contingent consideration	—	(6,958)
Treasury shares withheld	(157)	(330)
Distribution to noncontrolling interest	(3,800)	(3,400)
Proceeds from the issuance of ESPP shares	—	1,025
Payment of deferred loan cost related to senior secured credit facility	(482)	(871)
Net cash used in financing activities	(15,707)	(21,251)
Effect of exchange rate changes on cash and cash equivalents	(231)	248
Net change in cash and cash equivalents	(2,608)	(20,613)
Cash and cash equivalents beginning of period	11,243	25,131
Cash and cash equivalents end of period	$8,635	$4,518
Noncash investing and financing activities
Leased assets obtained in exchange for new finance lease liabilities	$5,102	$1,371
Leased assets obtained in exchange for new operating lease liabilities	$2,573	$336
Return of vehicles under finance lease	$(722)	$—

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net (loss) income before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of an impairment and share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share,  Free Cash Flow and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss),  cash provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measure of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	September 30,	December 31,
	2020	2019
Working capital	$60,206	$80,816
Cash and cash equivalents	(8,635)	(11,243)
Current maturities of long term debt	1,446	1,481
Net working capital	$53,017	$71,054

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended				Nine Months Ended
	September 30, 2020		September 30, 2019		September 30, 2020		September 30, 2019
	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Income (Loss)	Impact on Diluted Earnings (Loss) Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net (loss) income attributable to NCS Multistage Holdings, Inc.	$(5,863)	$(0.12)	$3,621	$0.08	$(66,169)	$(1.40)	$(30,646)	$(0.66)
Adjustments
Impairment (a)	—	—	—	—	50,194	1.07	7,919	0.17
Realized and unrealized losses (b)	216	—	124	—	427	0.01	667	0.01
Write-off of deferred loan costs (c)	606	0.01	—	—	606	0.01	—	—
Change in fair value of contingent consideration (d)	—	—	—	—	—	—	37	—
Income tax impact from adjustments (e)	394	0.01	(6,973)	(0.15)	616	0.01	11,757	0.26
Adjusted net loss attributable to NCS Multistage Holdings, Inc.	$(4,647)	$(0.10)	$(3,228)	$(0.07)	$(14,326)	$(0.30)	$(10,266)	$(0.22)

_____________________

(a)

Represents non-cash impairment charges for property and equipment and intangible assets during 2020 and a non-cash impairment charge for goodwill in 2019 as the fair values were lower than the carrying values.

(b)	Represents realized and unrealized foreign currency translation losses primarily due to movement in the foreign currency exchange rates between the periods.
(c)

Represents deferred loan costs of $0.6 million that were expensed during the third quarter of 2020 due to the amendment to our senior secured credit facility in August 2020. The reduction in deferred loan costs were commensurate with the reduction in potential capacity.

(d)

Represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019.

(e)

Represents the income tax adjustments including a reduction in foreign income tax, valuation allowance recorded to reduce the carrying value of both our U.S. and Canadian deferred tax assets in 2020 and the impact of income tax adjustments including the valuation allowance recorded to reduce the carrying value of our U.S. deferred tax asset and the tax effect of a non-deductible goodwill impairment in 2019.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net (loss) income	$(5,137)	$6,609	$(62,936)	$(22,837)
Income tax (benefit) expense	(3,058)	(1,396)	(9,956)	10,200
Interest expense, net	876	424	1,622	1,497
Depreciation	1,000	1,461	3,446	4,382
Amortization	103	1,153	1,340	3,451
EBITDA	(6,216)	8,251	(66,484)	(3,307)
Impairment (a)	—	—	50,194	7,919
Share-based compensation (b)	1,602	2,872	6,274	9,154
Professional fees (c)	1,249	1,363	2,211	3,740
Foreign currency exchange loss (d)	260	131	467	678
Change in fair value of contingent consideration (e)	—	—	—	37
Severance and other termination benefits (f)	844	721	5,618	721
Other (g)	151	278	927	923
Adjusted EBITDA	$(2,110)	$13,616	$(793)	$19,865
Adjusted EBITDA Margin	(13)%	22%	(1)%	13%
Adjusted EBITDA Less Share-Based Compensation	$(3,712)	$10,744	$(7,067)	$10,711

_____________________

(a)

Represents non-cash impairment charges for property and equipment and intangible assets during 2020 and a non-cash impairment charge for goodwill in 2019 as the fair values were lower than the carrying values.

(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)

Represents non-capitalizable costs of professional services incurred in connection with legal proceedings and the evaluation of potential acquisitions. During the second quarter of 2020, we received $1.1 million of proceeds from our directors and officers liability insurance related to the reimbursement of legal expenses that we incurred to defend a director and officer in the Diamondback litigation.

(d)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates between the periods.
(e)

Represents the difference between the December 31, 2018 liability balance and the $10.0 million cash payment for the Repeat Precision earn-out consideration, which was paid to our joint venture partner on January 31, 2019.

(f)	Reflects charges incurred in connection with the reductions in workforce implemented in 2020 and 2019.
(g)	Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP along with other charges and credits.

FREE CASH FLOW

	Nine Months Ended
	September 30,
	2020	2019
Net cash provided by operating activities	$14,508	$4,815
Purchases of property and equipment	(1,882)	(4,990)
Purchase and development of software and technology	-	(251)
Proceeds from sales of property and equipment	704	816
Free cash flow	$13,330	$390

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
United States
Product sales	$8,192	$21,639	$29,319	$62,272
Services	1,143	6,915	5,588	18,370
Total United States	9,335	28,554	34,907	80,642
Canada
Product sales	2,762	18,531	24,740	43,953
Services	931	7,590	9,819	18,670
Total Canada	3,693	26,121	34,559	62,623
Other Countries
Product sales	706	3,586	1,889	4,708
Services	2,578	2,512	8,239	5,418
Total Other Countries	3,284	6,098	10,128	10,126
Total
Product sales	11,660	43,756	55,948	110,933
Services	4,652	17,017	23,646	42,458
Total revenues	$16,312	$60,773	$79,594	$153,391